Exhibit 99.1

Allakos Announces Multiple Presentations Related to Eosinophil and Mast Cell-Driven Diseases at the 2020 AAAAI Annual Meeting

REDWOOD CITY, Calif., Feb. 24, 2020 (GLOBE NEWSWIRE) -- Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing antolimab (AK002) for the treatment of eosinophil and mast cell related diseases, today announced that the Company will present clinical and preclinical results in a number of diseases where mast cells and/or eosinophils have been shown to play a role in disease pathology. The presentations will take place at the 2020 American Academy of Allergy Asthma & Immunology (AAAAI) Annual Meeting being held in Philadelphia, Pa. from March 13 to 16, 2020.

Oral Presentations:

Title (Abstract): Presenter: Session/Time:

AK002, an Anti-Siglec-8 Antibody, Depletes Tissue Eosinophils and Improves Dysphagia Symptoms in Patients with Eosinophilic Esophagitis (#539)

Ikuo Hirano, MD

Advances in Eosinophilic Esophagitis/March 15, 2:00-3:15 pm

Title (Abstract): Presenter: Session/Time:

Clinical Activity of AK002, an Anti-Siglec-8 Monoclonal Antibody, in Treatment-Refractory Chronic Urticaria (#779)

Sabine Altrichter, MD

Atopic Dermatitis with a Side of Urticaria/March 16, 2:00-3:15 pm

Featured Poster Presentations:

Title (Abstract): Presenter: Session/Time:

AK002, an Anti-Siglec-8 Antibody, Suppresses Acute IL-33-induced Neutrophil Infiltration and Attenuates Tissue Damage in a Chronic Experimental COPD Model Through Mast Cell Inhibition (#568)

Julia Schanin, PhD

New Insights in Asthma Genomics and Cell Signaling/March 15, 4:45-6:15 pm

Title (Abstract): Presenter: Session/Time:

Phase 1b Study of AK002, an Anti-Siglec-8 Monoclonal Antibody, in Patients with Severe Allergic Conjunctivitis (KRONOS Study) (#593)

Terry Levine, MD

Headlines in Immunotherapy, Rhinitis, Sinusitis and Ocular Disease/March 15, 4:45-6:15 pm

Poster Presentations:

Title (Abstract): Presenter: Session/Time:	Atopic Dermatitis Skin Biopsies Have High Numbers of Activated Mast Cells that are Inhibited by AK002 after Stimulation Ex Vivo (#637) Amol P. Kamboj, MD Atopic Dermatitis/March 16, 9:45-10:45 am
Title (Abstract): Presenter: Session/Time:

EoE Biopsies have Elevated and Activated Mast Cells that Produce Cytokines and Chemokines that Drive Disease Pathogenesis (#129)

Bradford A. Youngblood, PhD

Pathogenesis and Treatment of Eosinophilic Esophagitis/March 14, 9:45-10:45 am

Title (Abstract): Presenter: Session/Time:

A Longitudinal, Population-Based Study of the Difficult Journey to Diagnosis Endured by Patients with Eosinophilic Gastritis and Eosinophilic Gastroenteritis (#121)

Mirna Chehade, MD MPH

Diagnosis of Eosinophilic Esophagitis/March 14, 9:45-10:45 am

Following the presentations, the posters will be available on the Allakos website.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, antolimab (AK002), targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Antolimab (AK002) has been shown to inhibit mast cells and deplete eosinophils.  Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Antolimab (AK002) has been tested in five clinical studies. In these studies, antolimab (AK002) eliminated blood eosinophils and improved disease symptoms in patients with eosinophilic gastritis and/or eosinophilic gastroenteritis, eosinophilic esophagitis, severe allergic conjunctivitis, chronic urticaria, and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President and COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com